Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of August 21, 2020, is entered into by and among (i) HighPeak Energy, Inc., a Delaware corporation (the “Company”); (ii) HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“HighPeak Acquisition”), HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), and HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II” and together with HighPeak Acquisition and HighPeak I, each, a “Sponsor” and collectively, “Sponsors”); and (iii) Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) the Company, (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerSub”), (iv) HighPeak I, (v) HighPeak II, (vi) HighPeak Energy III, LP, a Delaware limited partnership, (vii) HPK Energy, LLC, a Delaware limited liability company, and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time, including as amended on June 12, 2020, July 1, 2020 and July 24, 2020, the “BCA”), pursuant to which, among other things, MergerSub will merge with and into Parent, with Parent surviving as a wholly-owned subsidiary of the Company (the “Parent Merger”), and each outstanding share of Class A common stock of Parent, par value $0.0001 per share (“Parent Class A Stock”), and Class B common stock of Parent, par value $0.0001 per share (“Parent Class B Stock”), (other than certain shares of Parent Class B Stock that will be surrendered for cancellation by HighPeak Acquisition) will be converted into the right to receive (A) one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), (and cash in lieu of fractional shares, if any), and (B) solely with respect to each outstanding share of Parent Class A Stock,  a cash amount equal to the amount, if any, by which the per-share redemption value of Parent Class A Stock at the closing of the business combination contemplated by the BCA (the “Closing”) exceeds $10.00 per share, without interest, (ii) one CVR (as defined herein) for each one whole share of Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Stock and (iii) one warrant to purchase one share of Common Stock at an exercise price of $11.50 per share for each one whole share of Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Stock (the consideration described in clauses (A) and (B), collectively, the “Merger Consideration”); and

WHEREAS, the Company has agreed to provide CVRs to (i) the holders of shares of Parent Class A Stock as part of the Merger Consideration and (ii) investors participating in a private issuance and sale of up to 15,000,000 units of securities, with each such unit including one share of Common Stock, one CVR and one warrant to purchase Common Stock, in connection with the Closing pursuant to the terms of an Amended & Restated Forward Purchase Agreement, as contemplated by the BCA (the “Forward Purchase Investment”);

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1     Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“BCA” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy, delivered to the Rights Agent and Sponsors, of a resolution certified by a duly authorized officer of the Company to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent and Sponsors.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Fort Worth, Texas are authorized or obligated by law or executive order to remain closed; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Change of Control” means:

(a)     any acquisition on any date after the Closing by any Person/Group of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Common Stock that, with the Common Stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Common Stock; provided, however, that for purposes of this subsection, the acquisition of additional Common Stock (other than with respect to an acquisition that results in a Person/Group owning 100% of the outstanding Common Stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Common Stock or (ii) pursuant to a pro rata distribution by any Sponsor or their Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or

(b)     any acquisition on any date after the Closing of the Company by another entity by means of (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Common Stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Closing” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Common Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register at any date of determination.

“CVR Maturity Date” shall have the meaning assigned to such term in Section 2.4(a).

“CVR Register” shall have the meaning assigned to such term in Section 2.2(b).

“CVRs” means the rights of Qualifying CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement.

“Depositary” has the meaning set forth in Section 2.2(c).

“Escrow Agent” shall have the meaning assigned to such term in Section 2.3.

“Escrow Agreement” shall have the meaning assigned to such term in Section 2.3.

“Escrowed Shares” shall have the meaning assigned to such term in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event” shall have the meaning assigned to such term in Section 2.4(g).

“Forward Purchase Investment” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“HighPeak Acquisition” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“HighPeak I” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“HighPeak II” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Merger Consideration” shall have the meaning assigned to such term in the Recitals to this Agreement.

“MergerSub” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Notice of Per CVR Preferred Return Amount and Instruction Letter” shall have the meaning assigned to such term in Section 2.4(b).

“Parent” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Class A Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Class B Stock” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Parent Merger” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Per CVR Preferred Return Amount” means the greater of:

(a)     $0.00; and

(b)     the positive difference, if any, between the following two figures calculated by subtracting the figure described in clause (ii) from the figure described in clause (i):

(i)     the value obtained by adding (A) $10.00 plus (B) the quotient obtained by dividing (i) the number of days in the period that commences on the Closing and ends on, but excludes, the CVR Maturity Date by (ii) 365; and

(ii)     the greater of (such greater amount being the “Reference Price”) (A) the volume-weighted average price of one share of Common Stock during the 65 trading days immediately preceding the CVR Maturity Date, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source reasonably selected by the Company and (B) $4.00.

“Permitted Delays” shall have the meaning assigned to such term in Section 2.4(d).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Person/Group” means either (a) a Person or (b) two or more Persons that are deemed to be a “person” under Section 13(d)(3) of the Exchange Act

“Preferred Return” means, with respect to a Qualifying CVR Holder and calculated as of the CVR Maturity Date, a number of Escrowed Shares equal to the greater of zero and the quotient obtained (rounded to the nearest whole number of Escrowed Shares) by dividing:

(a)     the difference obtained by subtracting:

(i)     the product of (A) the sum obtained by adding (i) the aggregate amount of any and all dividends paid with respect to one share of Common Stock on or prior to the CVR Maturity Date, plus (ii) the aggregate amount of any and all dividends declared with respect to one share of Common Stock on or prior to the CVR Maturity Date, but unpaid as of the CVR Maturity Date multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; from

(ii)     the product of (A) the Per CVR Preferred Return Amount multiplied by (B) the number of CVRs held by such Qualifying CVR Holder as of the close of business on the CVR Maturity Date and verified pursuant to the Qualifying CVR Holder Certification, which in no event shall be more than the number of CVRs reflected for such Qualifying CVR Holder on the CVR Register; by

(b)     the Reference Price.

For reference, an illustration of the aggregate number of Escrowed Shares that would constitute the Preferred Return for a Qualifying CVR Holder under a variety of Reference Price scenarios, based on an assumption that such Qualifying CVR Holder held one CVR as of the CVR Maturity Date (and shown for scenarios in which the CVR Maturity Date is on either the second anniversary of Closing or the date that is thirty months following Closing), are attached hereto as Exhibit B and Exhibit C, respectively.

“Preferred Return Statement” shall have the meaning assigned to such term in Section 2.4(d).

“Qualifying CVR Holder” shall have the meaning assigned to such term in Section 2.4(c).

“Qualifying CVR Holder Certification” shall have the meaning assigned to such term in Section 2.4(c).

“Reference Price” shall have the meaning assigned to such term in clause (b)(ii) of the definition of “Per CVR Preferred Return Amount.”

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” shall have the meaning assigned to such term in Section 2.4(d)(A).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” and “Sponsors” shall have the meanings assigned to such terms in the first paragraph of this Agreement.

“Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into at the Closing as contemplated by the BCA.

“Suspension Event” shall have the meaning assigned to such term in Section 2.8(b).

“Tax” means any tax or similar charge, levy or other assessment of any kind, including income, corporate, capital, excise, property, sales, use, turnover, value added and franchise tax, deduction, withholding and custom duty, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

1.2     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified. Unless otherwise defined herein, the terms herein shall have the meaning ascribed to them in the BCA.

Article II
CONTINGENT VALUE RIGHTS

2.1     CVRs. The CVRs represent the rights of CVR Holders to receive a contingent payment in the form of Common Stock (or in such other form as is provided for herein) pursuant to this Agreement. One CVR shall be issued by the Company for each one whole share of Common Stock (excluding any fractional shares) that is issued (a) as Merger Consideration to the recipient of such Merger Consideration or (b) to a purchaser pursuant to the Forward Purchase Investment.

2.2     No Certificate; Registration; Registration of Transfer; Change of Address.

(a)     The CVRs will not be evidenced by a certificate or other instrument.

(b)     The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers thereof. The Rights Agent shall make the CVR Register available to the Company and Sponsors upon reasonable request, including, for the avoidance of doubt, for purposes of calculating the amounts to be set forth in the Preferred Return Statement.

(c)     The CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors (the “Depositary”). A CVR (but not any fraction of a CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)     The transfer and exchange of beneficial interests in the CVRs will be effected through the Depositary, in accordance with the provisions of this CVR Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Rights Agent to effect the transfers described in this Section 2.2(d).

2.3     Escrowing of Shares. For good and valuable consideration, including the performance of the obligations of the other parties hereto described herein, promptly following the Closing (but no later than three Business Days following the date of the Closing), Sponsors shall collectively deliver to Continental Stock Transfer & Trust Company (the “Escrow Agent”) a number of shares of Common Stock equal to the maximum number of shares of Common Stock that could become issuable to CVR Holders (assuming all such CVR Holders constituted Qualifying CVR Holders and all CVRs were outstanding as of the CVR Maturity Date) pursuant to the terms of this Agreement as determined as of the Closing (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit A, with such Escrowed Shares to be held in escrow and only released in accordance with the terms thereof.

2.4     Procedures for Satisfaction of Contingent Value Rights; Qualifying CVR Holders.

(a)     Notice of CVR Maturity Date. No later than one Business Day prior to the second anniversary of the Closing, Sponsors and the Company will issue a press release stating the date that Sponsors have determined, in their sole discretion, to set as the intended date of maturity and calculation of the Preferred Return with respect to the Qualifying CVR Holders, which intended date of maturity and calculation may be any date occurring during the period beginning on (and including) the second anniversary of the Closing and ending on (and including) the date that is thirty months following the Closing (such specified date, or the date of an applicable Change of Control as contemplated by Section 2.4(f)(ii), the “CVR Maturity Date”).

(b)     Notice of Per CVR Preferred Return Amount and Instruction Letter. No later than the date that is 10 days following the CVR Maturity Date, the Company and Sponsors will deliver written notice to the Rights Agent setting forth the Per CVR Preferred Return Amount (for further delivery to the CVR Holders along with a written statement setting forth the requirements contained in Section 2.4(c) to become a Qualifying CVR Holder and instructions for providing such information (a “Notice of Per CVR Preferred Return Amount and Instruction Letter”)).

(c)     Requirements of Qualifying CVR Holders. In order to be eligible to receive a Preferred Return, a CVR Holder must deliver to the Company and Sponsors in the manner and within the period of time specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter, any information (including any IRS Form W-9s or W-8s) reasonably requested by the Company and Sponsors as specified in the Notice of Per CVR Preferred Return Amount and Instruction Letter in connection with satisfying their obligations under this Agreement (collectively, a “Qualifying CVR Holder Certification”). Each CVR Holder who completes the aforementioned requirements shall be designated as a “Qualifying CVR Holder”.

(d)     Delivery of Preferred Return Statement. No later than the date that is 20 Business Days following the deadline for Qualifying CVR Holder Certifications set forth in the Notice of Per CVR Preferred Return Amount and Instruction Letter, the Company and Sponsors shall deliver to the Rights Agent (i) a written statement setting forth the Preferred Return for each Qualifying CVR Holder (the “Preferred Return Statement”) and (ii) any letter of instruction reasonably required by the Rights Agent related to the issuance of the Preferred Return with respect to any such Qualifying CVR Holders; provided, however, that the Company and Sponsors may delay the delivery of the Preferred Return Statement if there is any (A) issuance by the Securities and Exchange Commission (“SEC”) of any stop order suspending the effectiveness of any registration statement upon which any of the shares of Common Stock to be issued pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (B) delisting or pending delisting of any shares of Common Stock to be issued pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, (C) receipt by the Company of any notification with respect to the suspension of the qualification of shares of Common Stock to be issued pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose or (D) Suspension Event (collectively, the matters described in clauses (A) through (D), “Permitted Delays”).

(e)     Issuance of Preferred Return and Release of Escrowed Shares. The Rights Agent will promptly, and in any event within 10 Business Days following its receipt of the Preferred Return Statement as well as any letter of instruction reasonably required by the Rights Agent (subject to any reasonable delay in the event of a Permitted Delay), (i) coordinate with the Company (including in any capacity as the Company’s transfer agent) to effect the Company’s issuance of the applicable Preferred Return, subject to Section 2.4(h), to each Qualifying CVR Holder (with any such shares of Common Stock so issued being in uncertificated book-entry form), (ii) instruct the Escrow Agent to release, in accordance with the Escrow Agreement, to the Company for forfeiture and cancellation a number of Escrowed Shares equal to the aggregate number of shares of Common Stock issued to all Qualifying CVR Holders as Preferred Return and (iii) instruct the Escrow Agent to release, in accordance with the Escrow Agreement, to Sponsors, all remaining Escrowed Shares not released to the Company for forfeiture and cancellation pursuant to clause (ii). Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to issue to (A) the Qualifying CVR Holders an aggregate amount of shares of Common Stock in excess of the number of Escrowed Shares held in escrow with the Escrow Agent or (B) any Qualifying CVR Holder any fractional share of Common Stock. If any fractional share of Common Stock would otherwise be required to be issued to a Qualifying CVR Holder but for this sentence, the number of shares of Common Stock to be issued to such Qualifying CVR Holder shall be rounded down to the nearest whole number. For the avoidance of doubt, (i) each CVR held by a CVR Holder that is not a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled as of the CVR Maturity Date, with no further consideration owed to such CVR Holder and (ii) each CVR held by a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled upon the issuance of the applicable Preferred Return to such Qualifying CVR Holder, or as otherwise contemplated by Section 2.4(i).

(f)     Change of Control. If, prior to the CVR Maturity Date, a Change of Control occurs and the consideration in such Change of Control (including the aggregate value of any and all cash, equity securities, debt securities or other assets, with such value being determined pursuant to the documents effecting the Change of Control or, if such documents do not clearly specify such aggregate value, then such aggregate value as is reasonably calculated by Sponsors) attributable to any share of Common Stock has an aggregate value that:

(i)     is at least (x) $12.00 per share of Common Stock if the Change of Control occurs prior to the second anniversary of the Closing or (y) $12.50 per share of Common Stock if the Change of Control occurs after the second anniversary of the Closing, then from and after the date of the Change of Control (A) the Preferred Return shall be deemed satisfied with respect to all CVRs and all CVRs shall be deemed immediately and automatically cancelled as of the date of such Change of Control and (B) the Rights Agent shall cause the Escrow Agent to release a correlative number of Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) to Sponsors in accordance with the Escrow Agreement; or

(ii)     is less than the per share of Common Stock value specified in clause (x) or clause (y), as applicable, of Section 2.4(f)(i) for the applicable date of the Change of Control, then the Escrowed Shares (or, if applicable, the consideration received therefore as a result of the Change of Control) shall remain in escrow with the Escrow Agent for future release on or after the CVR Maturity Date (or such earlier date as Sponsors and the Rights Agent may mutually agree) pursuant to the terms of this Section 2.4 (as the same may be reasonably modified by Sponsors solely to equitably account for any changes of the securities or other consideration held in escrow as a result of the Change of Control, so as to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement); provided, however, that if any Change of Control occurs pursuant to this clause (ii) the consideration for which consists solely of cash, then, the date of such Change of Control shall be, for all purposes hereunder, the CVR Maturity Date and the Company shall promptly issue a press release so stating and the parties hereto shall take such other actions pursuant to this Section 2.4 consistent with the CVR Maturity Date being the date of such Change of Control with respect to the CVRs to effect as near as possible the intent of this Section 2.4 (including, to the extent determined by Sponsors, causing the release of escrowed cash funds (received as consideration for the Escrowed Shares as a result of the Change of Control) to be released to Qualifying CVR Holders as part of their Preferred Return, if any, in lieu of issuances of shares of Common Stock).

The Company (or any successor thereto pursuant to a Change of Control) shall promptly, and in any event, within five Business Days following any Change of Control, provide written notice to the Rights Agent and Sponsors of such Change of Control.

(g)     Adjustments for Extraordinary Events. Notwithstanding anything in this Agreement to the contrary, if prior to the CVR Maturity Date there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Common Stock, repurchase or other change in the corporate structure of the Company affecting the Common Stock (each, an “Extraordinary Event”), the terms of this Agreement shall be deemed modified to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided pursuant to this Agreement, with any specific modifications to be as determined by Sponsors, in their reasonable discretion. The Company (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within five Business Days following any Extraordinary Event, provide written notice to the Rights Agent and Sponsors of such Extraordinary Event.

(h)     Withholding. The Company or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Preferred Return or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax law as reasonably determined by the Company. Any such withholding may be made, or caused to be made, by the Company by making payments with respect to Qualifying CVR Holders through the Company’s or its Affiliate’s payroll system or any successor payroll system. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CVR Holder, other than ordinary course payroll withholding and reporting on any Preferred Return, the Company shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CVR Holders in order to provide a reasonable opportunity for the Qualifying CVR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the payment of such Preferred Return may be reasonably delayed in order to gather such necessary Tax forms. The Company, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CVR Holder are valid under applicable law until subsequently notified by such Qualifying CVR Holder. The Company or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable law, the Company shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

(i)     No Liability. None of the Company, the Rights Agent or any other party hereto shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s Preferred Return properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law. If any information or other matters to be delivered by a Qualifying CVR Holder to any other party hereto has not been delivered prior to the time that is immediately prior to the time at which (i) all or any portion of such Qualifying CVR Holder’s Preferred Return would otherwise escheat to or become the property of any Governmental Entity or (ii) this Agreement would terminate pursuant to Section 5.10(b), such Preferred Return (or portion thereof) shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto and such applicable CVRs shall be deemed immediately and automatically cancelled.

(j)     Authorized Shares. The shares of Common Stock issuable to Qualifying CVR Holders on the CVR Maturity Date will, when issued, (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement; and (v) assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to the Company on or after the CVR Maturity Date, the shares of Common Stock issued in satisfaction of any Preferred Return will be issued in compliance with all applicable federal or state securities or “blue sky” laws and  assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to the Company on or after the CVR Maturity Date, not be issued in violation of any options, warrants, calls, rights (including preemptive rights), the organizational documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

2.5     No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)     The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder.

(b)     The CVRs will not represent any equity or ownership interest in the Company, any constituent company to any of the transactions contemplated by the BCA or any of their respective Affiliates.

2.6     Ability to Abandon CVR. A CVR Holder may at any time, at such CVR Holder’s option, abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of the Company’s Affiliates without consideration therefor and as of such time of transfer such CVR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit the Company or any of the Company’s Affiliates from offering to acquire or acquiring any CVRs for consideration from the CVR Holders, in private transactions or otherwise, in its sole discretion.

2.7     Effect on Other Agreements. The parties hereby acknowledge and agree that (a) the escrow of Escrowed Shares contemplated by Section 2.3 (but expressly excluding any transfer of Escrowed Shares to the Qualifying CVR Holders or a third party) shall not in and of itself be deemed a “Transfer” pursuant to the Stockholders’ Agreement or Registration Rights Agreement, as applicable, that the Company and Sponsors intend to enter into at Closing with the other parties thereto, (b) the Company, Sponsors and the Escrowed Shares shall otherwise remain subject to any and all applicable terms set forth in such Stockholders’ Agreement or Registration Rights Agreement, and (c) as more fully described in the Escrow Agreement, Sponsors shall maintain voting rights and rights to receipt of cash dividends with respect to all Escrowed Shares at all times prior to the CVR Maturity Date.

2.8     Registration and Listing.

(a)     Subject to Section 2.8(b), the Company agrees to use commercially reasonable efforts to keep a registration statement and related prospectus (or multiple registration statements) that complies as to form and substance in all material respects with applicable SEC rules providing for the issuance of the maximum number of shares of Common Stock that could be issued with respect to the CVRs continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) during any period that could reasonably be expected to include a CVR Maturity Date until the earlier of the date and time at which all Preferred Returns have been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or the Company determines that no Preferred Returns are issuable with respect to all outstanding CVRs.

(b)     Notwithstanding the provisions of Section 2.8(a), the Company shall be entitled to postpone the effectiveness of any registration statement, and the issuance of any shares of Common Stock in connection with the issuance of any Preferred Returns, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in any such registration statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in any such registration statement would be expected, in the reasonable determination of the Board of Directors, upon the advice of legal counsel, to cause any such registration statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend any registration statements on more than two occasions or for more than 60 consecutive calendar days, or more than ninety (90) total calendar days, in each case during any 12-month period.

(c)     The Company shall use commercially reasonable efforts to effect and maintain the listing of the CVRs on the Nasdaq Global Market, New York Stock Exchange (or another national securities exchange) until this Agreement has been terminated.

2.9     Tax Treatment. Except to the extent any portion of a Preferred Return is required to be treated as imputed interest pursuant to applicable Tax law or as otherwise required by applicable Tax law, the parties hereto intend to treat the Preferred Returns for all Tax purposes as the right to receive additional shares of Common Stock received pursuant to (a) the Parent Merger to the extent the CVRs were obtained as Merger Consideration and (b) the Forward Purchase Investment to the extent the CVRs were obtained pursuant to the Forward Purchase Investment. The Company shall report imputed interest on the CVRs as required by applicable law.

Article III
THE RIGHTS AGENT

3.1     Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

3.2     Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)     the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)     whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by the Company or any Sponsor, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by the Company or such Sponsor, as applicable, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)     the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)     the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)     the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)     the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by the Company with respect to same), but all such statements and recitals are and shall be deemed to have been made by the Company or any other applicable party only;

(g)     the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company and Sponsors); nor shall it be responsible for any breach by the Company or Sponsors of any covenant or condition contained in this Agreement;

(h)     the Company agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i)     the Company agrees to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)     no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)     the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l)     the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or have a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or any other Person;

(m)     the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n)     except instructions to the Rights Agent as contemplated by this Agreement, the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the BCA, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

3.3     Resignation and Removal; Appointment of Successor.

(a)     The Rights Agent may resign at any time by giving written notice thereof to the Company and Sponsors specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Company has the right to remove Rights Agent at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent (that is reasonably agreeable to Sponsors) has been appointed. Notice of such removal will be given by the Company to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)     If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Company will as soon as is reasonably possible appoint a qualified successor Rights Agent (which must be a Person reasonably agreeable to Sponsors). Notwithstanding the foregoing, if the Company shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)     The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CVR Holders, which may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders. Each notice will include the name and address of the successor Rights Agent. If the Company fails to give such notice within 10 days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the expense of the Company.

3.4     Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to the Company, Sponsors and the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article IV
AMENDMENTS

4.1     Amendments without Consent of CVR Holders.

(a)     Without the consent of any CVR Holders or the Rights Agent, the Company, when authorized by a Board Resolution, and Sponsors may, at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company and Sponsors, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i)     to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein as provided in Section 5.2;

(ii)     to add to the covenants of the Company or Sponsors such further covenants, restrictions, conditions or provisions as the Company or Sponsors shall determine to be for the protection of the CVR Holders;

(iii)     to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)     to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(v)     any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CVR Holder.

(b)     Without the consent of any CVR Holders, the Company, when authorized by a Board Resolution, Sponsors and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company, Sponsors and Rights Agent in order to reduce the number of CVRs to reflect any transfers and cancellations of CVRs pursuant to Section 2.6.

4.2     Amendments with Consent of CVR Holders.

(a)     In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CVR Holders), the Company, when authorized by a Board Resolution, Sponsors and the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company, Sponsors and Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CVR Holders holding at least a majority of the outstanding CVRs. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b)     Execution of Amendments; Delivery of Amendments. In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. The Company will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CVR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders and the other applicable parties hereto; provided, that any failure to so notify the CVR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

4.3     Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CVR Holder and party hereto will be bound thereby.

Article V
OTHER PROVISIONS OF GENERAL APPLICATION

5.1     Notices to Rights Agent and the Company. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, on the date of delivery if sent via e-mail (with confirmation of transmission and no subsequent notice of failure of receipt) if sent prior to 5:00 pm Houston, Texas time on a Business Day or on the next succeeding Business Day if not sent prior to such time on a Business Day, on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or solely with respect to notices and other communications to be given to CVR Holders, on the date of any public filing or the issuance of any press release by the Company with respect to such notice or other communication. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
E-mail: stholen@HighPeakEnergy.com

If to the Rights Agent, to:

Continental Stock Transfer & Trust Company
1 State Street – 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
E-mail: hfarrell@continentalstock.com

If to any Sponsor, to:

c/o HighPeak Pure Acquisition, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: rhightower@HighPeakEnergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Facsimile: (713) 615-5234; (713) 615-5660
E-mail: smorgan@velaw.com

If to a CVR Holder, to the physical address or email address, as applicable, on file with the Company or its transfer agent for such CVR Holder or via public filing or the issuance of a press release.

Any party hereto may specify a different physical address or email address by giving notice in accordance with this Section 5.1.

5.2     Successors and Assigns.

(a)     This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s and Sponsors successors and assigns, and this Agreement shall not restrict the Company’s, any Sponsor’s, any of their respective assignees’ or any of their respective successors’ ability to effect any Change of Control or otherwise merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Either each of the Company’s or a Sponsor’s successors, assigns or transferees of all or substantially all of the Company’s assets or rights to any remaining Escrowed Shares, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent and, as applicable, the Company or Sponsors, the due and punctual issuance of the Preferred Returns and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company or such Sponsor or the Company or such Sponsor shall agree to remain subject to its obligations hereunder, including issuance of the Preferred Returns, if any.

(b)     Any successor or assignee of the Company or any Sponsor permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Company or such Sponsor are authorized to do pursuant to Section 5.2(a).

(c)     Neither the Rights Agent nor any CVR Holder may assign this Agreement without the Company’s and Sponsors’ written consent; provided that nothing contained herein shall restrict the right of any CVR Holder to sell, transfer, assign, pledge or otherwise encumber or dispose of any CVR made in accordance with the terms of this Agreement. Any attempted assignment of this Agreement in violation of this Section 5.2(c) shall be void and of no effect.

5.3     Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CVR Holders and any Person acquiring CVRs through a transfer or exchange are express third party beneficiaries hereof.

5.4     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything in this Agreement to the contrary, Section 5.4(b) and Section 5.4(c) shall not apply to claims or actions arising out of either the Securities Act or the Exchange Act.

(b)     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates or brought by any third party beneficiary hereof, including any CVR Holder against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware; then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties and any third party beneficiary bringing a claim hereunder hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to and no third party beneficiary shall be permitted to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that the suit, action or proceeding in any such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)     EACH OF THE PARTIES TO THIS AGREEMENT AND ANY THIRD PARTY BENEFICIARY HEREOF BRINGING A CLAIM HEREUNDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

5.6     Public Disclosure. The Company may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

5.7     Tax Reporting. The Rights Agent shall comply with all applicable laws, including as the foregoing relates to Tax reporting and withholding with respect to the issuance of any Preferred Returns made pursuant to this Agreement.

5.8     Further Assurances. The Company and Sponsors agree that they will, severally and not jointly, perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.9     Counterparts and Signature. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by electronic means).

5.10     Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the earlier to occur of (a) the date and time at which the Preferred Return has been paid in full to all Qualifying CVR Holders in accordance with the terms of this Agreement or the Company has determined that no Preferred Returns are due or (b) the third anniversary of the Closing; provided, that, with respect to clause (b), if the CVR Maturity Date occurs prior to such date, but the Preferred Returns have not been paid to all Qualifying CVR Holders on or prior to such date solely due to a failure by the Company, Sponsors or the Rights Agent, this Agreement shall not terminate until such Preferred Returns have been paid or satisfied (including pursuant to Section 2.4(i)) in full in accordance with the terms of this Agreement.

5.11     Entire Agreement. This Agreement and the BCA constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to Contingent Value Rights Agreement

SPONSORS:

HIGHPEAK PURE ACQUISITION, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President & CEO

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to Contingent Value Rights Agreement

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

Signature Page to Contingent Value Rights Agreement

Exhibit A

Form of Escrow Agreement

[Attached.]

Exhibit A

Exhibit B

Illustration of Shares of Common Stock Issued as Preferred Return Assuming a CVR Maturity Date of the Second Anniversary of Closing AND ASSUMING the Applicable CVR Holder is a
Qualifying CVR Holder Holding 1 CVR

Reference Price (other than under $4.00, which reflects the VWAP share price)	CVRs	Total Corresponding Escrowed Shares	Total Escrowed Shares Available for Forfeiture to the Company	Shares of Common Stock to be Issued to Applicable Qualifying CVR Holder	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

Exhibit B

Exhibit C

Illustration of Shares of Common Stock Issued as Preferred Return Assuming a CVR Maturity Date of 30 Months After Closing and Assuming the Applicable CVR Holder is a Qualifying CVR Holder Holding 1 CVR

Reference Price (other than under $4.00, which reflects the VWAP share price)	CVRs	Total Corresponding Escrowed Shares	Total Escrowed Shares Available for Forfeiture to the Company	Shares of Common Stock to be Issued to Applicable Qualifying CVR Holder (1)	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

(1) Calculated based on a 2.5 year period rather than a specific number of days occurring during such thirty (30) month period. This amount may vary slightly depending upon the actual date of the Closing and the applicable months that are covered in the thirty (30) month period.

Exhibit C